EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 27, 2023 in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-268691) with respect to the consolidated balance sheet of Ohmyhome Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022, and related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the three-year ended December 31, 2022, and the related notes included herein.

San Mateo, California	WWC, P.C.
May 31, 2023	Certified Public Accountants
PCAOB ID: 1171